Exhibit 1

Level 18, 275 Kent Street
Sydney, NSW, 2000

ASX Release

15 AUGUST 2022

WESTPAC 3Q22 CAPITAL, CREDIT QUALITY AND FUNDING UPDATE

Following is Westpac's 3Q22 slides covering capital, credit quality and funding for the three months ended June 2022.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Andrew Bowden
General Manager Investor Relations
0438 284 863

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

FOR THE 3 MONTHS ENDED 30 JUNE 2022 WESTPAC BANKING CORPORATION ABN 33 007 457 141 This document should be read in conjunction with Westpac’s June 2022 Pillar 3 Report. Contents principally covers and compares the 3Q22 and 1H22 quarterly average periods unless otherwise stated. All amounts are in Australian dollars. 3Q22 Capital, Credit Quality and Funding Update

3Q22 Summary.

Summary

Capital

- CET1 capital ratio 10.75% at Jun-22 (11.33% at Mar-22) lower from dividend payment (45 bps), higher risk-weighted assets (RWA, 42 bps) and higher capital deductions
- RWA up $18.0bn or 3.9% in 3Q22, mostly from higher interest rate risk in the banking book (IRRBB) RWA
- Pro forma[1] CET1 capital ratio 11.00%

Credit quality

- Provision cover little changed. Total provisions to credit RWAs 1.25%, down 5bps over the quarter
- Credit quality improved, stressed assets to TCE 1.06%, 4bps lower than Mar-22
- Mortgage 90+ day delinquencies improved – Australia 0.83% (down 5bps), New Zealand 0.28% (down 2bps)

Funding and liquidity

- Funding and liquidity strong. LCR 130% and NSFR 123%
- Deposit to loan ratio 83.1%, compared to 83.5% at Mar-22

1 Reflecting divestments of Westpac Life Insurance, 17bps, (completed 1 August 2022) and Superannuation and Advance Asset Management Limited (AAML) businesses, 8bps, (sales have been announced but are not yet completed).

2 Westpac Group 3Q22 Capital, Credit Quality and Funding Update

Westpac GROUP

Capital

CET1 capital ratio 10.75%, pro forma[1] 11.00%.

Level 2 CET1 capital ratio movements (%)



See details on following page
3Q22 cash earnings partly offset by higher deductions for capitalised software and other regulatory deductions
11.33
(0.45)
(0.42)
0.29
10.75
0.25
11.00
Mar-22
1H22 dividend
RWA
Other
Jun-22
Asset sales1
Pro forma Jun-22

Key capital ratios (%)	Sep-21	Mar-22	Jun-22
Level 2 CET1 capital ratio	12.32	11.33	**10.75**
Additional Tier 1 capital ratio	2.33	2.08	**2.02**
Tier 1 capital ratio	14.65	13.41	**12.77**
Tier 2 capital ratio	4.21	4.30	**4.40**
Total regulatory capital ratio	18.86	17.71	**17.17**
Risk weighted assets (RWA) ($bn)	437	460	**478**
Leverage ratio	5.99	5.60	**5.35**
Level 1 CET1 capital ratio[2]	12.59	11.23	**10.59**
Internationally comparable ratios[3]			
Leverage ratio (internationally comparable)	6.6	6.1	**5.8**
CET1 capital ratio (internationally comparable)	18.2	17.4	**17.1**

1 Reflecting divestments of Westpac Life Insurance, 17bps, (completed 1 August 2022) and Superannuation and AAML businesses, 8bps, (sales have been announced but are not yet completed). 2 The difference between the Level 1 CET1 capital ratio and Level 2 CET capital ratio is mainly due to APRA's treatment of the equity investment in Westpac New Zealand Limited under APS111. 3 Internationally comparable methodology aligns with the APRA study titled 'International Capital Comparison Study' dated 13 July 2015.

3 Westpac Group 3Q22 Capital, Credit Quality and Funding Update

Capital

Increased risk weighted assets mostly from higher IRRBB RWA.

Risk weighted assets (RWA) ($bn)


436.7
460.0
2.6
0.2
15.8
-
(0.6)
478.0
Up $18.0bn or 3.9%
Sep-21
Mar-22
Credit risk
Market risk
IRRBB
Operational risk
Other
Jun-22

Commentary

- RWA up $18.0bn over 3Q22
- IRRBB RWA up $15.8bn (37bps impact on capital) mainly from a higher regulatory embedded loss from increased market interest rates. An embedded loss occurs as Westpac's equity is invested over a three year investment horizon compared to the regulatory investment term of one year
- Credit RWA increased $2.6bn (6bps impact on capital) mainly from higher exposures across residential mortgages, specialised lending and corporates

Movement in credit risk weighted assets ($bn)


Growth in mortgages, specialised lending and corporates
Improved credit quality metrics and model changes across corporate and business exposures
357.3
359.7
5.1
(3.0)
0.4
0.1
362.3
Up $2.6bn or 0.7%
Sep-21
Mar-22
Exposures
Credit quality and model changes
FX translation
Conterparty credit and mark-to-market risk
Jun-22

4 Westpac Group 3Q22 Capital, Credit Quality and Funding Update

Provisioning

Impairment provision coverage remains strong.

Total impairment provisions[1] ($m)


Overlay
Stage 2 CAP[2]
Stage 3 IAP[3]
Stage 1 CAP
Stage 3 CAP
3,922
171
818
1,578
943
412
5,007
647
791
1,606
1,131
832
4,682
1,136
794
1,262
989
501
4,544
911
725
1,441
946
521
Overlays reduced as some factors are now reflected in modelled economic scenarios
Lower stage 1 and 3 mainly from improved credit quality metrics
Higher stage 2 reflecting changes in modelled economic scenarios
Small increase, mainly in institutional lending
Sep-19
Sep-21
Mar-22
Jun-22

Provision coverage

	Mar-21	Sep-21	Mar-22	Jun-22
Provisions to credit RWA	159bps	140bps	130bps	**125bps**
Provisions to TCE	51bps	44bps	40bps	**38bps**
IAP to impaired assets	47%	54%	48%	**51%**

Forecasts used in base case economic scenario[4]

	At Mar 2022	At Jun 2022	
Forecast period	**2022**	**2022**	**2023**
GDP growth	5.5%	4.0%	2.0%
Unemployment	3.8%	3.3%	3.5%
Residential property price increase/(decrease)[5]	1.6%	(5.2%)	(7.8%)

1 Includes provisions for debt securities. 2 CAP is Collectively Assessed Provision. 3 IAP is Individually Assessed Provision. 4 Forecast provided by Westpac Economics as at 7 June 2022. GDP and residential property price growth is annual growth to December each year. Unemployment rate forecast is at year end. 5 Residential house price assumptions used in our modelling are from Westpac Economics but may not be identical to other published data due to timing and rolling averages.

5 Westpac Group 3Q22 Capital, Credit Quality and Funding Update

Credit quality metrics improved, stressed exposures down 4bps. 6 1 Facilities 90 days or more past due date not impaired. These facilities, while in default, are not treated as impaired for accounting purposes. 2 Consumer finance includes personal loans, overdrafts, credit cards and auto loans. Credit quality Australian consumer finance delinquencies2 (%) Westpac Group 3Q22 Capital, Credit Quality and Funding Update Stressed exposures as a % of TCE Australian mortgage delinquencies (%) 0.20 0.22 0.15 0.15 0.14 0.17 0.17 0.20 0.26 0.19 0.19 0.14 0.14 0.25 0.33 0.34 0.37 0.39 0.43 0.48 0.50 0.80 0.66 0.68 0.56 0.53 0.54 0.65 0.56 0.57 0.55 0.50 0.55 0.62 0.85 0.75 0.49 0.40 0.39 0.99 1.20 1.05 1.09 1.08 1.10 1.20 1.32 1.91 1.60 1.36 1.10 1.06 Sep-15 Sep-16 Sep-17 Mar-18 Sep-18 Mar-19 Sep-19 Mar-20 Sep-20 Mar-21 Sep-21 Mar-22 Jun-22 Watchlist and substandard 90+ day past due and not impaired1 Impaired 0.83 1.35 0.0 0.5 1.0 1.5 2.0 2.5 3.0 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Jun-22 90+ day delinquencies 30+ day delinquencies 1.76 3.16 1.0 2.0 3.0 4.0 5.0 6.0 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Jun-22 90+ day delinquencies 30+ day delinquencies

New Zealand credit quality stable. Business stressed exposures as a % of New Zealand business TCE 7 Credit quality Westpac Group 3Q22 Capital, Credit Quality and Funding Update 0.28 0.0 0.1 0.2 0.3 0.4 0.5 0.6 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 Jun-18 Dec-18 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Jun-22 Mortgage 90+ day delinquencies (%) Unsecured consumer 90+ day delinquencies (%) 1.17 0.0 1.0 2.0 3.0 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 Jun-18 Dec-18 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Jun-22 0.8 0.5 0.3 0.3 0.1 0.3 0.2 0.1 0.1 0.2 0.0 0.1 0.0 0.1 0.1 0.2 0.2 0.2 2.4 5.0 4.0 3.0 2.9 2.2 1.6 1.5 1.4 3.4 5.5 4.4 3.3 3.1 2.6 2.0 1.8 1.7 Sep-15 Sep-16 Sep-17 Sep-18 Sep-19 Sep-20 Sep-21 Mar-22 Jun-22 Watchlist & substandard 90+ day past due and not impaired Impaired

Funding and liquidity

Funding and liquidity remain strong.

Key funding and liquidity measures

Liquidity coverage ratio (%) — Quarterly average

Net stable funding ratio (%)



129
137
130
Regulatory requirement 100%
125
125
123
Sep-21
Mar-22
Jun-22
Sep-21
Mar-22
Jun-22

Customer deposits to net loans ratio (%)



81.6
83.5
83.1
Sep-21
Mar-22
Jun-22

Term debt issuance and maturity profile[1] ($bn)



Funding for Lending Programme (NZ)
Term Funding Facility (Aus)
Subordinated debt
Senior/Securitisation
Hybrid
Covered bond
Issuance
Maturities
42
37
32
34
31
35
34
5
38
40
25
18
22
29
FY16
FY17
FY18
FY19
FY20
FY21
FY22 YTD2
FY22 remaining
FY23
FY24
FY25
FY26
FY27
>FY27

Term issuance to 30 June 2022[3] (%)



10
6
28
56
Senior bonds
Covered bonds
Securitisation
Tier 2 capital

1 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. Perpetual sub-debt has been included in >FY27 maturity bucket. Maturities exclude securitisation amortisation. 2 Year to date to 30 June 2022. 3 Data excludes Funding for Lending Programme.

8 Westpac Group 3Q22 Capital, Credit Quality and Funding Update

Westpac GROUP

For all shareholding enquiries relating to: • Address details and communication preferences • Updating bank account details, and participation in the dividend reinvestment plan Investor Relations Contact Share Registry Contact For all matters relating to Westpac’s strategy, performance and results 9 Contact us. Andrew Bowden General Manager Investor Relations Louise Coughlan Head of Ratings Agencies and Analysis Arthur Petratos Manager, Shareholder Services Rebecca Plackett Director, Corporate Reporting and ESG Andrea Jaehne Director, Ratings Agencies and Analysis Jacqueline Boddy Head of Debt Investor Relations Contact us westpac@linkmarketservices.com.au investorcentre.linkmarketservices.com.au 1800 804 255 investorrelations@westpac.com.au westpac.com.au/investorcentre +61 2 8253 3143 Investor Relations Team. James Wibberley Senior Analyst Investor Relations Westpac Group 3Q22 Capital, Credit Quality and Funding Update

Disclaimer. The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2022 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2022 available at www.westpac.com.au for details of the basis of preparation of cash earnings. Refer to Westpac’s 2022 Interim Financial Results Presentation and Investor Discussion Pack for an explanation of cash earnings and a reconciliation of reported net profit to cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, ‘indicative’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2022 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2022 available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, we assume no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. Disclaimer 10 Westpac Group 3Q22 Capital, Credit Quality and Funding Update